EXHIBIT 11

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

         Set forth below are the bases for the computation of earnings per share for the periods shown.

                                                 Year Ended December 31,
                                       -----------------------------------------
                                         2001             2000          1999
                                       --------         --------      ----------
Earnings Per Common Share:
     Basic                             $   1.16         $   1.04        $   0.17
     Average Shares Outstanding         960,099          779,256         742,028


     Diluted                           $   1.12         $   1.01        $   0.17
     Average Shares Outstanding         995,420          804,394         750,952